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                                                                    EXHIBIT 23.2

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. This Annual Report on Form 10-K is incorporated by reference into SkillSoft PLC's previously filed registration statements on Form S-8 (the "Registration Statements") and, for purposes of determining liability under the Securities Act, is deemed a new registration statement for each Registration Statement into which it is incorporated by reference. On June 25, 2002, upon the recommendation of the Audit Committee of SkillSoft Corporation, the Board of Directors of SkillSoft Corporation decided to dismiss Arthur Andersen LLP ("Andersen") as its independent auditor and to engage Ernst & Young LLP as SkillSoft Corporation's independent auditor. On September 6, 2002, SkillSoft Public Limited Company completed its merger with SkillSoft Corporation. For accounting purposes, the merger between SkillSoft PLC and SkillSoft Corporation was accounted for as a reverse acquisition, with SkillSoft Corporation as the accounting acquirer. Accordingly, the historical financial statements of SkillSoft Corporation are the historical financial statements of SkillSoft PLC. After reasonable efforts, SkillSoft PLC and SkillSoft Corporation have been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of Andersen's audit report with respect to SkillSoft Corporation's consolidated financial statements for the fiscal year ended January 31, 2002. Under these circumstances, Rule 437a under the Securities Act permits SkillSoft PLC to file this Annual Report on Form 10-K without a written consent from Andersen. As a result, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, purchasers under Registration Statements would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Annual Report on Form 10-K. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing services to SkillSoft Corporation) may be limited as a practical matter due to recent events regarding Andersen. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under
Section 11(b) of the Securities Act.